UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2014

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26224	51-0317849
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

311 Enterprise Drive

Plainsboro, NJ 08536

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 275-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 2, 2014, Integra LifeSciences Holdings Corporation (the “Company”) entered into an amended and restated credit agreement with a syndicate of lending banks, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent and HSBC Bank USA, National Association, Royal Bank of Canada, Citizens Bank, National Association, DNB Capital LLC, Credit Agricole-Corporate and Investment Bank and TD Bank, N.A., as Co-Documentation Agents (the “Amendment and Restatement”).

The Amendment and Restatement creates an aggregate principal amount of up to $900 million available to the Company through the following facilities: (i) a $750 million revolving credit facility (increased from $600 million), which includes a $60 million sublimit for the issuance of standby letters of credit and a $60 million sublimit for swingline loans and (ii) a $150 million term loan facility. The Amendment and Restatement allows the Company to further increase the size of either the revolving credit facility or the term loan facility, or a combination thereof, by an aggregate of $200 million with additional commitments. The Amendment and Restatement extends the credit facility’s maturity date from June 8, 2016 to July 2, 2019.

Borrowings under the Amendment and Restatement bear interest, at the Company’s option, at a rate equal to (i) the Eurodollar Rate (as defined in the amendment and restatement) in effect from time to time plus the applicable rate (ranging from 1.00% to 1.75%) or (ii) the highest of (x) the weighted average overnight Federal funds rate, as published by the Federal Reserve Bank of New York, plus one half of 1.0%, (y) the prime lending rate of Bank of America, N.A. or (z) the one-month Eurodollar Rate plus 1.0%. The applicable rates are based on the Company’s consolidated total leverage ratio (defined as the ratio of (a) consolidated funded indebtedness less cash in excess of $40 million that is not subject to any restriction of the use or investment thereof to (b) consolidated EBITDA) at the time of the applicable borrowing.

The Company will also pay an annual commitment fee (ranging from 0.15% to 0.3%, based on the Company’s consolidated total leverage ratio) on the daily amount by which the revolving credit facility exceeds the outstanding loans and letters of credit under the credit facility.

A copy of the Amendment and Restatement is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

In addition, on July 2, 2014, the Company and the subsidiary guarantors of the Company entered into a ratification agreement to the Amendment and Restatement with Bank of America, N.A., as Administrative Agent (the “Ratification Agreement”). A copy of the Ratification Agreement is attached as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated by reference herein.

The press release issued by the Company announcing its entering into the Amendment and Restatement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this item.

On July 2, 2014, the Company borrowed $422 million under its senior secured credit facility consisting of a $150 million term loan and $272 million under its revolving credit facility. As a result of this borrowing, the Company has $422 million of outstanding borrowings under its credit facility as of the date of this filing. The Company used the funds to repay the balance of its prior outstanding senior secured revolving credit facility.

The outstanding borrowings have one, two, three, six months, or, if available, twelve months interest periods. The weighted average interest rate of the outstanding borrowings is approximately 1.68%

Item 9.01 Financial Statements and Exhibits.

(d) EXHIBITS

4.1 Third Amended and Restated Credit Agreement, dated as of July 2, 2014, among Integra LifeSciences Holdings Corporation, the other lenders party hereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent and HSBC Bank USA, National Association, Royal Bank of Canada, Citizens Bank, National Association, DNB Capital LLC, Credit Agricole-Corporate and Investment Bank and TD Bank, N.A., as Co-Documentation Agents.

4.2 Ratification Agreement, dated as of July 2, 2014, between Integra LifeSciences Holdings Corporation, the Subsidiary Guarantors of Integra LifeSciences Holdings Corporation and Bank of America, N.A., as Administrative Agent.

99.1	Press Release issued July 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: July 9, 2014	By:	/s/ Glenn G. Coleman
Glenn G. Coleman
	Title:	Corporate Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Third Amended and Restated Credit Agreement, dated as of July 2, 2014, among Integra LifeSciences Holdings Corporation, the other lenders party hereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent and HSBC Bank USA, National Association, Royal Bank of Canada, Citizens Bank, National Association, DNB Capital LLC, Credit Agricole-Corporate and Investment Bank and TD Bank, N.A., as Co-Documentation Agents.

4.2	Ratification Agreement, dated as of July 2, 2014, between Integra LifeSciences Holdings Corporation, the Subsidiary Guarantors of Integra LifeSciences Holdings Corporation and Bank of America, N.A., as Administrative Agent.

99.1	Press Release issued July 9, 2014